                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 8-K/A

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


       DATE OF REPORT(DATE OF EARLIEST EVENT REPORTED): FEBRUARY 28, 2001


                          NEW GENERATION HOLDINGS, INC.

             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                    DELAWARE                            13-4056896

           ----------------------------  -----------   ------------------
          (STATE OR OTHER JURISDICTION   (COMMISSION     (IRS EMPLOYER
               OF INCORPORATION)         FILE NUMBER)  IDENTIFICATION NO.)





                          400 WEST BROADWAY, 6TH FLOOR
                             NEW YORK, NEW YORK 10012

               (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES) (ZIP CODE)



        REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE: (212)937-5054




         (FORMER NAME OR FORMER ADDRESS, IF CHANGED SINCE LAST REPORT.)

Item 2.   Acquisition or Disposition of Assets

     The following amends and supersedes the disclosure in Item 2 of the Registrant's Form 8-K filed with the Securities and Exchange Commission on March 12, 2001.

     As previously reported, pursuant to a Share Exchange Agreement dated as of November 17, 2000, New Generation Partners, Inc. a wholly owned subsidiary of the Registrant acquired 312,500 shares of common stock of Minerva Softcare N.V., ("Minerva") representing twenty five percent (25%) of the issued and outstanding capital stock of Minerva on December 29, 2000. Minerva is a Belgian software development company and software solutions provider. In exchange for the shares in Minerva, Rapide BVBA ("Rapide") and Icare BVBA ("Icare"), Belgian companies and affiliates of Minerva, received an aggregate of 1,931,974 shares of common stock of the registrant representing approximately 12.4% of the Registrant's issued and outstanding shares.

     Pursuant to a second Share Exchange Agreement dated as of February 28, 2001, New Generation Partners acquired the 837,500 shares of Minerva Common Stock not previously owned by New Generation Partners (representing the remaining 75% of the issued and outstanding shares of Minerva Common Stock). Upon the completion of certain post-closing transactions set forth in the second Share Exchange Agreement, Minerva will issue 23,216 additional shares of Minerva Common Stock to Robert Jordaens and Rene De Vleeschauwer. New Generation Partners will then acquire such Minerva shares in exchange for 132,922 shares of the Registrant's Common Stock. New Generation Partners now owns all of the outstanding Minerva Common Stock. In exchange for the remaining shares of Minerva, Rapide and Icare received an aggregate of 5,365,342 shares of the Registrant's Common Stock resulting in the total ownership by Rapide and Icare of approximately 35.6% of the Registrant's outstanding shares. Upon the completion of the post-closing exchanges Rapide, Icare, Robert Jordaens and Rene De Vleeschauwer will own an aggregate of 7,430,238 shares of the Registrant's Common Stock, representing approximately 36% of the Registrant's outstanding shares.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                               NEW GENERATION HOLDINGS, INC.


Dated: March 12, 2001                          By: /s/ PAUL HOKFELT
                                                       Paul Hokfelt
                                                       President